Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of A.M. Castle & Co. on Form S-3 of our report dated February 24, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of A.M. Castle & Co. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP
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     DELOITTE & TOUCHE LLP


Chicago, Illinois
July 1,  2003